Exhibit 99.1

For Immediate Release

OncoMed Pharmaceuticals to Webcast 2015 Research and Development Day on April 29, 2015

Redwood City, Calif., April 23, 2015 - OncoMed Pharmaceuticals, Inc. (Nasdaq: OMED), a clinical-stage company developing novel therapeutics that target cancer stem cell (CSC) and immuno-oncology pathways, will host a Research and Development (R&D) Day for its institutional investors and research analysts on Wednesday, April 29, 2015 from 8:00 a.m. to approximately 12:00 pm EDT in New York City.

Presentations from OncoMed’s management team are expected to focus on recently updated data from OncoMed’s most advanced clinical candidates; breakthrough discoveries related to OncoMed’s emerging immuno-oncology pipeline; and an overview of OncoMed’s approach to cancer biology and drug development, including the latest research related to ongoing predictive biomarker programs.

OncoMed’s 2015 R&D Day will also feature discussions with special guest speakers. Manuel Hidalgo, MD, PhD, Director of the Centro Integral Oncológico Clara Campal (CIOCC), START Madrid, will speak with Jakob Dupont, M.D., on pancreatic cancer and his experience as an investigator in the company’s demcizumab (anti-DLL4, OMP-21M18) clinical trials. Jorge DiMartino, MD, PhD, Vice President, Translational Development of Celgene Corporation will also be on hand to discuss Celgene’s multi-product collaboration with OncoMed.

OncoMed management team speakers will include:

•	Paul Hastings, Chairman and Chief Executive Officer
•	John Lewicki, PhD, Executive Vice President, Chief Scientific Officer
•	Jakob Dupont, MD, Senior Vice President, Chief Medical Officer
•	Austin Gurney, PhD, Senior Vice President, Molecular and Cellular Biology
•	Tim Hoey, PhD, Senior Vice President, Cancer Biology
•	Ann Kapoun, PhD, Vice President, Translational Medicine

OncoMed invites the public and media to listen to the presentations via a live webcast that can be accessed under the Investor Relations section of the company’s website (www.oncomed.com). Presentations are scheduled to begin at approximately 8:00 a.m. Eastern Daylight Time. A replay of the webcast will be archived on the OncoMed website for approximately 60 days following the presentation.

Qualified institutional investors and research analysts may register to attend the OncoMed 2015 R&D Day by contacting Michelle Corral, Senior Director, Investor Relations and Corporate Communications (michelle.corral@oncomed.com) or Shari Annes, Investor Relations Consultant (shari.annes@oncomed.com)

About OncoMed Pharmaceuticals

OncoMed Pharmaceuticals is a clinical-stage company focused on discovering and developing novel therapeutics targeting cancer stem cells (CSCs). OncoMed has six anti-cancer product candidates in clinical development, the most advanced of which are in randomized Phase 2 clinical trials. Demcizumab (anti-DLL4, OMP-21M18), tarextumab (anti-Notch2/3, OMP-59R5), brontictuzumab (anti-Notch1, OMP-52M51), anti-DLL4/VEGF bispecific antibody (OMP-305B83), vantictumab (anti-FZD7, OMP-18R5), and ipafricept (FZD8-Fc, OMP-54F28) each target key cancer stem cell signaling pathways including Notch and Wnt. OncoMed recently filed an Investigational New Drug application for anti-RSPO3 (OMP-131R10), an antibody targeting a third key cancer stem cell signaling pathway called R-spondin-LGR. OncoMed is also pursuing discovery of additional novel anti-CSC and immuno-oncology product candidates. OncoMed has formed strategic alliances with Celgene Corporation, Bayer Pharma AG and

OncoMed Pharmaceuticals to Webcast 2015 Research and Development Day

GlaxoSmithKline (GSK). Additional information can be found at the company’s website: www.oncomed.com.

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Contact:
Media & Investors	Investors
OncoMed Pharmaceuticals	Shari Annes
Michelle Corral	Annes Associates
Senior Director, Investor Relations and Corporate Communications	shari.annes@oncomed.com (650) 888-0902
michelle.corral@oncomed.com
(650) 995-8373